Exhibit 4.2

Benjamin M. Sullivan Executive Vice President & General Counsel bsullivan@dgoc.com

January 12, 2022

OCM Denali Holdings, LLC

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Robert LaRoche

Re:	Participation Agreement by and between Diversified Production LLC and OCM Denali Holdings, LLC, dated as of October 2, 2020 (as the same has been amended or modified prior to the date of this letter (this “Letter”) and may be further amended, modified and/or supplemented from time to time, the “Participation Agreement”)

Robert,

As you are aware, Diversified Production LLC (“Diversified”) and OCM Denali Holdings, LLC (“Oaktree” and, together with Diversified, each, a “Party” and, collectively, the “Parties”) entered into the Participation Agreement with the intent to jointly acquire and develop Target Assets (as defined in the Participation Agreement) in accordance with the terms set forth therein. Pursuant to Sections 4.1(c)(iv) and 4.1(c)(v) of the Participation Agreement, Diversified is entitled to acquire a working interest in Target Assets that are jointly acquired by the Parties pursuant to the Participation Agreement that is greater than the working interest to be acquired by Oaktree in such Target Assets notwithstanding the fact that the Parties share equally the Acquisition Costs (as defined in the Participation Agreement) with respect to the joint acquisition of such Target Assets. Notwithstanding any potential Reversion (as defined in the Participation Agreement), one of the primary reasons for this difference was to reflect Diversified’s agreement to be solely responsible for and bear all general and administrative expenses associated with the acquisition, ownership, operation and/or development of any such jointly-acquired Target Assets under the Participation Agreement.

This Letter does not amend, modify or supplement in any respect, or waive any provision of (or rights, remedies, obligations or liabilities set forth in), the Participation Agreement, and the Participation Agreement shall remain in full force and effect and unchanged notwithstanding the terms set forth in this Letter.

[Remainder of page intentionally left blank; signature pages follow.]

Please indicate in the space designated below your receipt and acknowledgment of the terms of this Letter.

Sincerely,

Diversified Production LLC

By:	/s/ Benjamin Sullivan
Benjamin Sullivan, Executive Vice President and General Counsel

[Signature page to Letter Agreement]

                The undersigned does hereby acknowledge the terms of this Letter.

OCM Denali Holdings, LLC

By:	/s/ Robert LaRoche
Robert LaRoche, Authorized Person

414 Summers Street • Charleston, WV 25301 • 304.353.5012